Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of JJ Opportunity Corp. (the “Company”) on Form S-1 of our report dated June 9, 2021, except for Notes 1, 3, 4, 5, 6, 7 and 8 as to which the date is December 10, 2021, with respect to our audit of the Company’s financial statements as of May 6, 2021 and for the period from March 26, 2021 (inception) through May 6, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

December 10, 2021